EXHIBIT 10(a)

*** Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions have been filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED NON-COMPETE/SEVERANCE
AGREEMENT

          Sears, Roebuck and Co. (the “Company”), including its subsidiaries (collectively referred to as “Sears”), and Paul J. Liska (“Executive”), intending to be legally bound and for good and valuable consideration, agree as follows:

          1) Severance Pay — Sale of Credit Business. Sears is evaluating strategic alternatives for its Credit Business (as defined in Appendix A). Among the potential outcomes of this process are a Full Sale (as defined in Appendix A), a Partial Sale (as defined in Appendix A) or No Sale (as defined in Appendix A). In the event that a Full Sale or a Partial Sale is consummated, Executive’s employment with Sears will continue through the date that is the later of (i) six months following consummation of the Full Sale or the Partial Sale, as applicable, and (ii) June 30, 2004 (the later of such dates, the “End Date”), at which time Executive’s employment with Sears will terminate and Executive will receive, commencing on the date of termination, the Severance Pay (as defined below). In addition, Executive may request to resign from Sears prior to the End Date. Sears in its sole discretion may approve this request. If Sears so approves the request, Executive will receive, commencing on the day following his resignation, the Severance Pay.

          2) Transaction Incentive Payment — Full Sale of Credit Business. In the event that a Full Sale is consummated and Executive remains employed by Sears through the consummation of the Full Sale, Sears shall pay Executive the Transaction Incentive Payment. Fifty percent of the Transaction Incentive Payment shall be paid to Executive within 30 days following the date on which the Full Sale occurs (the “Sale Date”) and the remainder of the Transaction Incentive Payment shall be paid to Executive on the date that is six months following the Sale Date. In light of Executive’s opportunity to earn the Transaction Incentive Payment, Executive shall not be entitled to earn an annual bonus with respect to calendar year 2003 under any of the Company’s annual bonus plans.

          3) Partial Sale or No Sale of Credit Business. [***].

          4) Severance Benefits. (a) Should Executive’s employment with Sears be terminated by Sears for any reason other than Cause (as defined below), death,

total and permanent disability, or retirement at or after age 65, and other than a Change of Control Termination (as defined below), Sears shall continue to pay Executive, for two years following Executive’s termination of employment, in equal installments in accordance with Sears’ payroll practices, an amount (the “Severance Pay”) equal to product of (1) two and (2) the sum of (a) Executive’s annual base salary and (b) Executive’s annual bonus target for the year in which the date of termination occurs and, if no such target has been set, the annual bonus target for the prior fiscal year (the “Target Bonus”). For the one-year period immediately following the second anniversary of such termination of employment, Sears shall continue to pay Executive, in equal installments in accordance with Sears’ payroll practices, Executive’s annual base salary, provided that in lieu of receiving the installments during such one-year period, Executive may elect to receive such amounts in a lump sum by providing Sears with written notice of his desire to receive such payments in a lump sum prior to the end of the calendar year preceding the year during which such second anniversary shall occur.

          b) During the period that Executive is receiving Severance Pay, Executive will be placed on a leave of absence status and entitled to all benefits for which Executive is eligible to participate, including continued pension vesting. Vested options will expire in accordance with their respective grant letters.

          c) Should Executive’s employment be terminated by Sears for a reason other than for Cause (as defined below), all of Executive’s stock options and restricted stock shall continue to vest during the period that Executive is receiving Severance Pay and to the extent unvested at the end of the period that Executive is receiving Severance Pay shall vest in full at that time. The applicable award agreements for the stock options and restricted stock referred to in this Section 4(c) are hereby amended to the extent necessary to implement this Section 4(c).

          d) Should Executive’s employment be terminated by Sears for a reason other than for Cause (as defined below), Executive shall receive a cash lump sum payment at the end of the period that Executive is receiving Severance Pay equivalent to the pension benefit that would have accrued under the Sears Pension Plan from date of hire through the date that the Severance Pay period ends. The amount of this lump sum payment will be calculated by using the Sears Pension Plan benefit formula in effect as of the date that the Severance Pay period ends.

          e) For purposes of this Agreement, it would be considered an termination of Executive’s employment other than for Cause, death or total and permanent disability if Executive becomes a direct report to someone other than the Chief Executive Officer.

          5) Change of Control. Sears shall pay to Executive the severance described in paragraph 6, and Executive shall be entitled to participate in the benefits described in paragraph 6, if Executive’s employment is terminated under the circumstances described below (a “Change of Control Termination”):

          a) Executive’s employment with Sears and all of its subsidiaries is terminated:

          i) On the day of, or within 24 months after, occurrence of a Change of Control, as such term is defined in Appendix A; or

          ii) Prior to a Change of Control but at the request of any third party participating in or causing the Change of Control; or

          iii) Otherwise in connection with or in anticipation of a Change of Control; and

          b) Executive’s termination of employment was not

          i) On account of Executive’s death or total and permanent disability;

          ii) For Cause (as defined below); or

          iii) On account of Executive’s retirement, or Executive’s resignation other than for Good Reason (as defined below).

          For the purpose of this Agreement, (a) “Cause” shall mean (1) a material breach by Executive of those duties and responsibilities that do not differ in any material respect from Executive’s duties and responsibilities during the 90-day period immediately prior to termination of employment, which breach is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of Sears and is not remedied in a reasonable period of time after receipt of written notice from Sears specifying such breach, (2) the commission by Executive of a felony involving moral turpitude, or (3) dishonesty or willful misconduct in connection with Executive’s employment, and (b) “Good Reason” shall mean (1) a significant reduction in Executive’s responsibilities, title, annual base salary, or Executive’s mandatory relocation to an office more than 20 miles from the Chicago, Illinois metropolitan area, and which reduction in responsibilities, title, annual base salary or relocation is not remedied within two weeks after Executive specifies that “Good Reason” exists for purposes of this Agreement.

          6) Change of Control Severance Pay. In the event of a Change of Control Termination, Sears shall pay Executive in a lump sum within 30 days following such Change of Control Termination an amount equal to the sum of (i) to the extent not theretofore paid or provided, any of Executive’s accrued but unpaid base salary through the date of termination, (ii) an amount equal to the product of (a) the Target Bonus and (b) a fraction, the numerator of which is the number of days in the fiscal year through the date of termination and the denominator of which is 365, and (iii) the product of (a) two and (b) Executive’s annual base salary and the Target Bonus. For two years following the Change of Control Termination, Executive will be placed on a leave of absence status and entitled to all benefits for which Executive is eligible to participate.

          7) Gross-Up Payment. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment (as defined in Appendix A) would be subject to the Excise Tax (as defined in Appendix A), then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, subject to paragraph 7(e), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Gross-Up Payments under this paragraph 7 shall not be conditioned upon Executive’s termination of employment.

          b) Subject to the provisions of paragraph 7(c), all determinations required to be made under this paragraph 7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be selected by the Company and subsequently approved by Executive, which approval may not be unreasonably withheld (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this paragraph 7, shall be paid by the Company to Executive within 15 days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to paragraph 7(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

          c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the

Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that the Company desires to contest such claim, Executive shall:

          i) give the Company any information reasonably requested by the Company relating to such claim,

          ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 7(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the

Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          d) If, after the receipt by Executive of a Gross-Up Payment or payment by the Company of an amount on Executive’s behalf pursuant to paragraph 7(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of paragraph 7(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Executive’s behalf pursuant to paragraph 7(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          e) Notwithstanding any other provision of this paragraph 7, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

          8) Protective Covenants. Executive acknowledges that the above consideration, absent this Agreement, is beyond what Sears is obligated to pay. Executive further acknowledges that benefits payable to Executive under Sears Long-Term Incentive Plan and any special grants of restricted stock or stock options for retention purposes are contingent on Executive’s signing of this Agreement, and that such benefits constitute additional consideration beyond what Sears is obligated to pay. In consideration of the opportunity for severance benefits and Long-Term Incentive Plan payments specified above, and other good and valuable consideration, Executive agrees to the following:

          a) The confidential and proprietary information and trade secrets of Sears are among its most valuable assets and include but are not limited to its customer and vendor lists, databases, computer programs, frameworks, models, its marketing programs, its sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how Sears creates, develops, acquires or maintains its products and its marketing plans, targets its potential customers and operates its retail and other businesses. Sears has invested, and continues to invest, considerable amounts of time and money in obtaining and developing the goodwill of its customers, its other external relationships, its data systems and data bases, and all the information described above (hereinafter collectively referred to as “Sears Confidential Information”). Any misappropriation or unauthorized disclosure of Sears Confidential Information in any form would irreparably harm Sears. Executive will not, except as Sears may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any Sears Confidential Information. Executive’s obligation under this paragraph will cease as to any information which has become publicly known through a source other than Executive.

          b) For a period of two years from Executive’s last day of active employment, whether or not severance is payable, Executive shall not, directly or indirectly (through another business or person), engage in the following activities or assist others in such activities, anywhere in the United States or in any other jurisdiction outside of the United States in which Sears conducts or plans to conduct its business:

       i) Hiring, recruiting, or attempting to recruit for any person or business entity that is a Competitor (as defined below) of Sears, any person employed by Sears; and,

       ii) Being employed by, being connected to, or consulting for any person who or business entity which is a Competitor of Sears business of planned business at the time of the termination of Executive’s active employment with Sears.

          The provisions of paragraph 8(b) will apply should Executive’s employment be terminated by either party for any reason (including but not limited to resignation or retirement); provided, however, that the provisions of paragraph 8(b)(ii) will not apply should Executive’s employment be terminated due to a Change of Control Termination.

          c) For the purposes of this Agreement, “Competitor” shall be defined as any business and any branch, office or operation thereof, which is in material competition with Sears, including without limitation, any direct marketing, credit card, or electronic commerce business or retail department, specialty, discount, home furnishings, appliance, electronics, hardware, home improvement or home services, auto parts/service or apparel business with annual gross sales in excess of $500 million, and any vendor with annual gross sales of services or merchandise to Sears in excess of $100 million; provided, however, in no event shall the entity that purchases the Business pursuant to a Sale be considered a Competitor in the event that Executive’s employment is transferred to such entity in connection with the Sale.

          d) Executive will provide Sears with such information as Sears may from time to time request to determine Executive’s compliance with this Agreement. Executive authorizes Sears to contact Executive’s future employers and other entities with whom Executive has any sort of business relationship to determine Executive’s compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. However, Sears agrees to provide Executive with reasonable notice before initiating such contact.

          e) The restrictions set forth above are necessary to prevent the use and disclosure of Sears Confidential Information and to otherwise protect the legitimate business interests of Sears. The provisions of this Agreement are reasonable.

          f) Upon the termination of Executive’s employment by either party, Executive will, if requested by Sears, execute a mutually agreeable binding general waiver and release of claims in a form provided by Sears.

          g) Irreparable harm would result from any breach by Executive of the noncompetition and confidential information provisions of this Agreement, and monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches this Agreement, injunction relief in favor of Sears is proper. Moreover, any award of injunctive relief shall not preclude Sears from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any payments not made and a return of any payments already received.

          h) Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach of any provision of this Agreement by Sears in any instance shall not be deemed a waiver of such provision in the future.

          i) Executive may request (a) a waiver of the non-competition provisions of this Agreement or (b) that the time frame in paragraph 8(b) above, commence during Executive’s continued employment with Sears, by written request to the Chief Executive Officer of Sears or the equivalent. Such a waiver will not be unreasonably withheld.

          9) Savings Clause. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

          10) Miscellaneous. The Agreement will be governed under the laws of the State of Illinois without regard to principles of conflicts of laws. Executive agrees that the state and federal courts located in the State of Illinois shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts, (b) consents to the service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process. Sears may assign its rights under this Agreement to any successor in interest or successor to the Credit Business, whether by means of a Sale, merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding, whether it is between Sears and Executive or between any successor or assignee of Sears and Executive.

          11) Tax Withholding. Notwithstanding any other provision of this Agreement, Sears may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement.

SEARS, ROEBUCK AND CO

/s/ Greg A. Lee 5/21/03 By: Greg A. Lee Title: SVP HR

/s/ Paul J. Liska Executive

Date: 5/17/03

May 1, 2003 Appendix A

Certain Definitions

          A “Change of Control” shall mean:

          a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege); (ii) any acquisition by the Company or any of its subsidiaries; (iii) any acquisition by any employee benefit plan (or any related trust) sponsored or maintained by the Company or any of its subsidiaries; or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation the conditions described in clauses (i), (ii), and (iii) of (c) below are satisfied; or

          b) Individuals who, as of the date hereof constitute the Board of Directors of the Company (the “Board”) (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          c) Approval by the shareholders of the Company of a “Business Combination,” which shall mean a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation (i) more than 60% of, respectively, the then outstanding common shares of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the

Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any of its subsidiaries, any employee benefit plan (or related trust) sponsored or maintained by the Company, any of its subsidiaries or such corporation resulting from such reorganization, merger or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common shares of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

          d) Approval by the shareholder of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any of its subsidiaries, and any employee benefit plan (or related trust ) sponsored or maintained by the Company, any of its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

          For purposes of the foregoing definition of “Change of Control,” a “subsidiary” of the Company shall mean any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation’s outstanding shares of capital stock.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Credit Business” means Sears’ Credit and Financial Products Business as described in the Offering Memorandum dated as of May 2003 (the “Business”).

          “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

          “Fair Market Value” means the average of the high and low trading prices of the Company’s common stock on the New York Stock Exchange Composite Tape.

          “Full Sale” means a sale or other disposition, in each case to a third party, of all or substantially all of the Credit Business, including all or substantially all of each of the Sears’ Private Label Business and the Sears’ MasterCard Business; provided, that the term “Full Sale” shall include a sale or other disposition in which a third party owns, directly or indirectly, after such sale or other disposition, a majority of the voting or economic interests (or common economic interests) in the entire Credit Business.

          “Net Transaction Value” means, [***].

          “No Sale” means that the Board, a designated committee of Board members or a designated Board member announces that the Board no longer wishes to pursue a Full Sale or Partial Sale of the Credit Business.

          “Partial Sale” means a sale or other disposition, in each case to a third party, of (1) all or substantially all of Sears’ Private Label Business or (2) all or substantially all of Sears’ MasterCard Business, other than any such sale or disposition that would constitute a Full Sale.

          A “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

          “Sale” means a Full Sale or a Partial Sale.

          “Transaction Incentive Payment” [***].

Amendment to Amended and Restated Non-Compete/Severance Agreement

The AMENDED AND RESTATED NON-COMPETE/SEVERANCE AGREEMENT between Paul Liska and Sears, Roebuck and Co. and dated May 17, 2003 (the “Agreement”) is hereby amended as follows:

1. The definition of “Net Transaction Value” on Exhibit A to the Agreement shall be replaced and superseded in its entirety as follows:

[***]

2. Except as explicitly set forth herein, the Agreement will remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

SEARS, ROEBUCK AND CO

/s/ Michele A. Carlin Signature

Michele A. Carlin Printed Name

VP, Compensation Title

June 18, 2003 Date

Acknowledged and Accepted:

/s/ Paul J. Liska
Signature

Paul J. Liska
Printed Name

6/18/03
Date